Exhibit 10.1
Form 8-K
Viking Systems, Inc.
File No. 000-49636

LOAN AGREEMENT

Viking Systems, Inc. (“Viking”) and Vision Opportunity Master Fund Ltd. (“VOMF”) have entered into this Agreement on April 7, 2006, pursuant to which VOMF has agreed to loan (the Loan”) the principal sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Principal Amount”) to Viking.

RECITALS

Viking intends to offer and sell shares of its Preferred Stock (the “Preferred Stock”) in a private financing (the “Subsequent Financing”) in which $5,000,000 or more will be raised from the sale of the Preferred Stock.

Viking has requested that VOMF provide it with interim financing to fund operations prior to the completion of the Subsequent Financing.

VOMF has agreed to make the Loan to Viking pursuant to the terms and conditions of this Agreement.

As additional consideration for VOMF making the Loan to Viking, VOMF will be issued Warrants to purchase shares of Viking Common Stock.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1. Loan. Viking agrees to borrow from VOMF, and VOMF agrees to lend to Viking, subject to the terms and conditions set forth herein, the sum of Two Hundred Fifty Thousand Dollars ($250,000) (the “Principal Amount”). The principal amount shall be delivered by VOMF to Viking upon the execution of this Loan Agreement and the attached Promissory Agreement..

2. Repayment. Subject to Section 3 of this Agreement, the unpaid Principal Amount, a premium in the amount of $12,500 (“Loan Premium”), and accrued interest on the Principal Amount, shall be paid by Viking to VOMF not later than May 31, 2006 (the “Maturity Date”).

3. Acceleration of Maturity Date. Notwithstanding anything else contained herein to the contrary, in the event Viking completes the Subsequent Financing prior to May 31, 2006, the Maturity Date shall be the date of the initial closing of the Subsequent Financing.

4. Conversion Rights. At the sole option of VOMF, any or all of the amounts due to VOMF by Viking pursuant to this Agreement, may be converted into either of the following:

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(i) shares of Viking’s common stock at the lower of $.20 per share or the effective price per share of common stock provided for in the Subsequent Financing; or

(ii) the Preferred Stock and other securities offered in the Subsequent Financing.

5. Use of Loan Proceeds. The Loan proceeds shall be used by Viking as working capital.

6. Promissory Note. The Loan shall be evidenced by a Promissory Note in the form attached hereto.
7. Warrants. As additional consideration for VOMF making the Loan to Viking pursuant to this Agreement, Viking shall issue VOMF the following Warrants:

(i) a Warrant to purchase the greater of (i) 1,250,000 shares of Viking’s Common Stock and (ii) the Principal Amount of the Loan ($250,000) divided by the effective price per share of common stock provided for in the Subsequent Financing exercisable at $.50 per share, subject to adjustment pursuant to the terms of such Warrant. Such Warrant shall be for a term of five (5) years from the date hereof.

(ii) a Warrant to purchase the greater of (i) 1,250,000 shares of Viking’s Common Stock and (ii) the Principal Amount of the Loan ($250,000) divided by the effective price per share of common stock provided for in the Subsequent Financing exercisable at $.75 per share, subject to adjustment pursuant to the terms of such Warrant. Such Warrant shall be for a term of five (5) years from the date hereof.

The form of Warrants is attached hereto.

8. Registration Rights. The common stock of Viking issuable upon the conversion of the Promissory Note and the common stock issuable upon exercise of the Warrants shall have registration rights that are substantially equivalent to the registration rights granted to investors in the Subsequent Financing.

9. Anti-Dilution Rights. The common stock of Viking issuable upon the conversion of the Promissory Note and the common stock issuable upon exercise of the Warrants shall have anti-dilution rights that are substantially equivalent to the anti-dilution rights granted to investors in the Subsequent Financing but in no event will shares of common stock be issued at less than $.05 per share.

10. Representations and Warranties of VOMF. VOMF represents and warrants to Viking as follows:

(a) VOMF is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated by the SEC.

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(b) VOMF has had the opportunity to ask questions of and to receive answers from Viking and its executive officers concerning the affairs and prospects of Viking in general, has received and read the SEC filings of Viking, and desires no further information pertaining to Viking. VOMF will rely solely upon (i) such information and not any other material heretofore received, and (ii) investigations made by Investor or Investor’s representatives in making Investor’s investment decision.

11. Right of First Refusal. Subject to the closing of the Loan VOMF will have the right to purchase its pro rata portion of any subsequent offering of debt or equity securities by Viking for a period of one year from the effective date of the registration statement filed pursuant to Section 8 above.

12. Execution of Waiver and Consent. VOMF and/or its affiliates acquired a promissory note from Viking in December 2005 pursuant to a Securities Purchase Agreement. A total of $3,000,000 was raised by Viking from the sale of promissory notes to several investors pursuant to such Securities Purchase Agreement. Viking has requested, and in the future will request that the holders of the promissory notes sold pursuant to such Securities Purchase Agreement waive certain payment dates, default dates and other provisions in order to provide Viking with sufficient additional time to complete the Subsequent Financing. In consideration of Viking’s agreements under this Loan Agreement, VOMF and/or its affiliates agrees to execute such waivers and consents relating to the promissory note and Securities Purchase Agreement.

13. General Provisions.

13.1. Expenses. Viking agrees to pay VOMF’s expenses incurred in connection with the Loan up to a maximum amount of $5,000.

13.2 Notice. Any notice required or desired to be given by the parties hereto shall be in writing and may be personally delivered; mailed by regular mail or certified mail, return receipt requested; sent by telephone facsimile with a hard copy sent by regular mail; or sent by a nationally recognized receipted overnight delivery service, including, by example and not limita-tion, United Parcel Service, Federal Express, or Airborne Express. Any such notice shall be deemed given when personally delivered; if mailed by regular mail, three (3) days after deposit in the United States mail, postage prepaid; if mailed by certified mail, return receipt requested, three (3) days after deposit in the United States mail, postage prepaid, or on the day of receipt by the recipient, whichever is sooner; if sent by telephone facsimile, on the day sent if sent on a business day during normal business hours of the recipient or on the next business day if sent at any other time; or if sent by overnight delivery service, one (1) business day after deposit in the custody of the delivery service. The addresses and telephone numbers for the mailing, transmitting, or delivering of notices shall be as follows:

If to Lead Lender and Collateral Agent, to:	Vision Opportunity Master Fund Ltd
317 Madison Avenue, Suite 1220
New York, NY
Facsimile: (212) 849-8225
Attn: Adam Benowtiz

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If to Viking, to:	Viking Systems, Inc.
4350 La Jolla Village Drive, Suite 900
La Jolla, CA 92122
Facsimile: 858-225-0467
Attn: Thomas Marsh or Nathan Harrison

With copies to:	Cohne, Rappaport & Segal
257 East 200 South, Suite 700
Salt Lake City, UT 84111
Facsimile: 801-355-1813
Attn: A. O. Headman, Jr.

Notices of a change of address of a party shall be given in the same manner as all other notices as hereinabove provided.

13.3. Governing Law. This Agreement and the Loan Documents shall be governed by and construed in accordance with the laws of the State of New York.

13.4. Jurisdiction. The Parties agree and consent that the courts of the State of New York shall have jurisdiction with respect to enforcement of this Agreement or any Loan Documents executed in connection herewith and shall have jurisdic-tion with respect to any disputes or with respect to any legal proceedings involving claims arising out of this Agreement or the Loan Documents.

13.5. Amendments. No provision or term of this Agreement may be amended, modified, revoked, supplemented, waived, or otherwise changed, except by a written instrument duly executed by Viking and VOMF.

13.6. Headings. The article and section headings herein are for convenience only and shall not affect the construction hereof.

13.7. Entire Agreement. This Agreement, the Promissory Note and the Warrants constitute the final expression of the agreement and understanding of the parties with respect to the general subject matter hereof and supersede any previous understanding, negotia-tions, or discussions, whether written or oral. This Agreement, the Promissory Notes and the Warrant may not be contradicted by evidence of any alleged oral agreement.

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IN WITNESS WHEREOF, each of the parties to this Agreement has executed this Agreement on the day and year above written.

VIKING:

Viking Systems, Inc.,
a Nevada corporation

By: /s/ Thomas B. Marsh
Thomas B. Marsh, President

VOMF

Vision Opportunity Master Fund Ltd

By: /s/
Name:
Title: